Exhibit 99.2

PAVmed Announces Pricing of $45 Million Public Offering of Common Stock

NEW YORK, Feb. 23, 2021 (GLOBE NEWSWIRE) — PAVmed Inc. (Nasdaq: PAVM, PAVMZ) (the “Company” or “PAVmed”), a highly differentiated, multi-product, commercial-stage medical device company, today announced the pricing of its previously announced underwritten public offering (the “Offering”) of approximately 9.8 million shares of its common stock for gross proceeds of approximately $45 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by PAVmed. The Offering is expected to close on or about February 25, 2021, subject to customary closing conditions. In addition, PAVmed has granted the underwriter of the Offering a 30-day option to purchase up to approximately 1.5 million additional shares of its common stock.

PAVmed intends to use the net proceeds from the Offering to repay all of the Company’s outstanding debt, including all outstanding convertible notes (subject to our agreeing with the holder of such debt on the terms of repayment), with the balance to be used for working capital and general corporate purposes.

Cantor Fitzgerald & Co. is acting as sole book-running manager for the Offering. Lake Street Capital Markets LLC and Maxim Group LLC acted as financial advisors to the Company.

The underwriter may offer the shares from time to time for sale in one or more transactions on the Nasdaq Capital Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. On February 22, 2021, the last sale price of the shares as reported on the Nasdaq Capital Market was $5.55 per share.

The Offering is being made pursuant to a shelf registration statement (File No. 333-248709) declared effective by the Securities and Exchange Commission (“SEC”) on September 17, 2020. A preliminary prospectus supplement relating to the Offering and the accompanying prospectus have been filed with the SEC. The securities may be offered only by means of a written prospectus, including a prospectus supplement, forming a part of the effective registration statement. When available, copies of the final prospectus supplement and accompanying base prospectus relating to the Offering may be obtained from the SEC at http://www.sec.gov. Alternatively, copies of the final prospectus and the accompanying prospectus relating to the Offering can be obtained, when available, from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th floor, New York, NY 10022; Email: prospectus@cantor.com. The final terms of the Offering will be disclosed in a final prospectus supplement to be filed with the SEC.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About PAVmed

PAVmed Inc. is a highly differentiated, multi-product, commercial-stage medical device company employing a unique business model designed to advance innovative products to commercialization rapidly and with less capital than the typical medical device company. This proprietary model enables PAVmed to pursue an expanding pipeline strategy with a view to enhancing and accelerating value creation while seeking to further expand its pipeline through relationships with its network of clinician innovators at leading academic centers. PAVmed’s diversified product pipeline addresses unmet clinical needs encompassing a broad spectrum of clinical areas with attractive regulatory pathways and market opportunities. Its four operating divisions include GI Health (EsoGuard® Esophageal DNA Test, EsoCheck® Esophageal Cell Collection Device, and EsoCure™ Esophageal Ablation Device with Caldus™ Technology), Minimally Invasive Interventions (CarpX® Minimally Invasive Device for Carpal Tunnel Syndrome), Infusion Therapy (PortIO™ Implantable Intraosseus Vascular Access Device and NextFlo™ Highly Accurate Infusion Platform Technology), and Emerging Innovations (non-invasive laser-based glucose monitoring, pediatric ear tubes, and mechanical circulatory support).

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of PAVmed’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. Risks and uncertainties that may cause such differences include, among other things, PAVmed’s ability to complete the offering; volatility in the price of PAVmed’s common stock, Series W Warrants and Series Z Warrants; general economic and market conditions; the uncertainties inherent in research and development, including the cost and time required advance PAVmed’s products to regulatory submission; whether regulatory authorities will be satisfied with the design of and results from PAVmed’s preclinical studies; whether and when PAVmed’s products are cleared by regulatory authorities; market acceptance of PAVmed’s products once cleared and commercialized; our ability to raise additional funding and other competitive developments. PAVmed has not yet received clearance from the FDA or other regulatory body to market many of its products. The Company has been monitoring the COVID-19 pandemic and its impact on our business. The Company expects the significance of the COVID-19 pandemic, including the extent of its effect on the Company’s financial and operational results, to be dictated by, among other things, the success of efforts to contain it and the impact of actions taken in response. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond PAVmed’s control. For a further list and description of these and other important risks and uncertainties that may affect PAVmed’s future operations, see Part I, Item IA, “Risk Factors,” in PAVmed’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, as the same may be updated in Part II, Item 1A, “Risk Factors” in any Quarterly Report on Form 10-Q filed by PAVmed after its most recent Annual Report. PAVmed disclaims any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.

Contacts:

Investors

Mike Havrilla

Director of Investor Relations

(814) 241-4138

JMH@PAVmed.com

Media

Shaun O’Neil

Chief Commercial Officer

(518) 812-3087

SMO@PAVmed.com

Katie Gallagher

LaVoieHealthScience

(617) 792-3937

PAVmed@lavoiehealthscience.com